EXHIBIT 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS FOURTH QUARTER 2009 RESULTS

AND DECLARES $0.25 QUARTERLY DIVIDEND

Purchase, New York, February 24, 2010 — TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the fourth quarter and twelve months ended December 31, 2009.

Adjusted pre-tax income (1), excluding gains on debt extinguishment and unrealized gains / losses on interest rate swaps, was $12.0 million in the fourth quarter of 2009, compared to $24.8 million in the fourth quarter of 2008.  Adjusted pre-tax income per fully diluted common share was $0.39 in the fourth quarter of 2009, compared to $0.76 in the fourth quarter of 2008.  The Company focuses on its adjusted pre-tax results since it does not currently pay any meaningful income taxes and does not expect to for some time due to the accelerated tax depreciation on its existing and planned future container investments, and since it considers unrealized gains / losses on interest rate swaps and gains on debt extinguishment to be unrelated to operating performance.

Leasing revenues for the fourth quarter of 2009 were $72.6 million compared to $83.6 million in the fourth quarter of 2008.  Adjusted EBITDA (2), including principal payments on finance leases, was $65.7 million for the quarter versus $79.4 million in the prior year period.

Adjusted Net Income (3), excluding gains on debt extinguishment and unrealized gains / losses on interest rate swaps, was $7.9 million for the fourth quarter of 2009, compared to $16.4 million in the fourth quarter of 2008.   Adjusted Net Income per fully diluted common share was $0.26 in the fourth quarter of 2009, versus $0.50 per fully diluted common share in the fourth quarter of 2008.

Reported net income for the fourth quarter of 2009 was $16.0 million, versus net loss of $(15.3) million, in the fourth quarter of 2008. Net income per fully diluted common share was $0.52 for the fourth quarter of 2009, versus net loss per fully diluted common share of $(0.47) in the fourth quarter of 2008.  The difference between Adjusted Net Income and the reported net income was primarily due to unrealized gains / losses on interest rate swaps.  TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates matches the expected duration of TAL’s lease portfolio.  TAL does not use hedge accounting for the swaps, so any change in the market value of TAL’s interest rate swap portfolio is reflected in reported income.  During the fourth quarter of 2009, long-term interest rates increased, resulting in a $12.6 million increase in the market value of TAL’s swap contracts.

“In the fourth quarter of 2009, our operating and financial results started to recover from the affects of the global economic recession,” commented Brian M. Sondey, President and CEO of TAL International.  “After falling steadily from the fourth quarter of 2008 through the third quarter of 2009, our pretax income increased slightly in the fourth quarter of 2009, and our major operating metrics started to improve as well.”

“Leasing demand for dry containers, our largest product line, typically slows in the fourth quarter as the summer peak season fades, but leasing demand improved throughout the fourth quarter of 2009.  Our customers have indicated that trade volumes have been stronger than expected since the middle of 2009, and many needed to add container capacity back into their fleets after aggressively returning containers in the first half of the year.  Leasing demand in the fourth quarter was also supported by an almost total lack of new dry container production in 2009.  Our core utilization (excluding idle factory units) increased 2.7% during the fourth quarter to reach 90.3% as of December 31, 2009, and our operating expenses and disposal gains improved during the quarter as well.   The financial impact of improving utilization was partially offset in the fourth quarter by temporary pick-up incentives provided to certain customers and a reduction in fee income due to a sharp decrease in the number of containers returned off lease.  However, we finished the year with strong operating momentum and expect our improved operating performance to be more fully reflected in our financial results as we head into 2010.”

Adjusted pre-tax income (1), excluding gains on debt extinguishment and unrealized gains / losses on interest rate swaps, was $61.6 million in the full twelve months of 2009, compared to $107.1 million in the full twelve months of 2008.  Adjusted pre-tax income per fully diluted common share was $1.98 in the full twelve months of 2009, compared to $3.28 in the full twelve months of 2008.

Leasing revenues for the full twelve months of 2009 were $309.3 million compared to $319.3 million in the full twelve months of 2008.  Adjusted EBITDA (2), including principal payments on finance leases, was $277.6 million for the full twelve months of 2009 versus $311.1 million in the same period last year.

Adjusted Net Income (3), excluding gains on debt extinguishment and unrealized gains / losses on interest rate swaps, was $39.8 million for the full twelve months of 2009, compared to $69.5 million in the prior year period. Adjusted Net Income per fully diluted common share was $1.28 in the full twelve months of 2009, versus $2.13 per fully diluted common share in the prior year period.

Reported net income for the full twelve months of 2009 was $71.6 million, versus net income of $35.8 million, in the prior year period.  Net income per fully diluted common share was $2.30 for the full twelve months of 2009, versus net income per fully diluted common share of $1.09 in the full twelve months of 2008.

Mr. Sondey continued, “Overall, 2009 was a challenging year.  Trade volumes dropped precipitously from October 2008 through the summer of 2009, and during the first half of the year we faced a large increase in container returns, very weak container pick-ups, falling utilization and decreasing used container disposal prices.  Our average rental rates also fell throughout the year as we kept containers on-hire by providing reduced lease rates for lease extensions or temporary discount periods for container pick-ups or reduced drop-off volumes.”

“However, while we faced significant challenges in 2009, our performance last year in many ways highlighted the inherent strength and resilience of our business.  Our adjusted pretax return on equity was over 15% in 2009 despite the fact that the underlying market of global containerized trade had its worst year ever in terms of year-to-year changes in cargo volumes, and our financial performance and operating metrics stabilized and began to improve within twelve months of the start of the economic crisis.  We were also able to reduce our leverage in 2009 with internal cash flow despite the challenging environment, and the ratio of our net debt to revenue earning assets decreased from 75% to 68% over the course of the year.  Our solid performance and relatively rapid stabilization reflect the revenue and cash flow stability provided by the large portion of our containers on multi-year leases and the fact that container capacity is relatively self-correcting due to the short ordering cycle for containers and steady disposal rate for older containers as they age out of ocean service.  Our ability to de-lever in a difficult environment was supported by the stability of our operating cash flow and our ability to shut off new procurement quickly.”

Outlook

“While the first quarter typically represents our weakest quarter of the year, trade volumes continued to recover in January and February, and many customers continued to add containers back into their fleets.  Most major shipping lines intend to keep new container purchases low for the foreseeable future, and most are currently turning to the leasing market for container additions.  The strong leasing activity over the last few months has allowed us to place a large portion of our idle containers back on-hire, and our core utilization (excluding idle factory containers) is currently 92.2%.  Market leasing rates are also currently strong, supported by new container prices in excess of $2,000 per 20’ dry container and a shortage of depot units in China, though our average lease rates will continue to be affected by discounts provided in 2009.   We have re-started active investment in our fleet and have ordered over 70,000 TEU of dry containers and over 7,000 TEU of refrigerated containers already this year.”

“Looking forward, we expect that leasing demand will continue to be supported by some improvement in trade volumes and continued limited direct procurement from our shipping line customers.  In the first quarter, we expect our improved utilization will lead to a 10%-20% increase in our Adjusted Pretax Income from the fourth quarter of 2009, and we expect our quarterly results will improve throughout 2010 as utilization fully recovers and as some of the discount incentives we provided in 2009 expire.   If current trends continue, we expect our full year results for 2010 to exceed last year’s level by 15% - 25%.”

Dividend

TAL’s Board of Directors has approved and declared a $0.25 per share quarterly cash dividend on its issued and outstanding common stock, payable on March 25, 2010 to shareholders of record at the close of business on March 11, 2010.  Based on the information available today, we believe the distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes.  Investors should consult with a tax advisor to determine the proper tax treatment of this distribution.

Mr. Sondey concluded “We are very pleased to increase our dividend back to a more significant level. We effectively discontinued the dividend in early 2009 due to the rapid decrease in global trade volumes and uncertainty about future market conditions.  However, as I have noted, we were able to deliver solid results in 2009 despite the challenging conditions, and we are now expecting a much improved market environment and improved performance in 2010.  Based on this, we decided it was appropriate to restart our dividend program and have set the initial quarterly dividend at $0.25 per share.”

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, February 25, 2010 to discuss its fiscal fourth quarter and twelve month results.  An archive of the Webcast will be available one hour after the live call through Friday March 26, 2010. To access the live Webcast or archive, please visit the Company’s Web site at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 18 offices in 11 countries and approximately 199 third party container depot facilities in 37 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL’s fleet consists of approximately 702,000 containers and related equipment representing approximately 1,140,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.’s business that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2009.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement.  The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted pre-tax income is outlined in the attached schedules.

(2) Adjusted EBITDA is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of Adjusted EBITDA is outlined in the attached schedules.

(3) Adjusted net income is a non-GAAP measurement we believe is useful in evaluating our operating performance.  The Company’s definition and calculation of adjusted net income is outlined in the attached schedules.

(1)(2)(3) Please see page 7 for a detailed reconciliation of these financial measurements.

-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.

Consolidated Balance Sheets
(Dollars in thousands, except share data)

	December 31, 2009	December 31, 2008
	(Unaudited)
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $420,517 and $352,089	$1,357,539	$1,535,483
Net investment in finance leases, net of allowances of $1,618 and $1,420	199,989	196,490
Equipment held for sale	46,291	32,549
Revenue earning assets	1,603,819	1,764,522

Cash and cash equivalents (including restricted cash of $13,714 and $16,160)	73,604	56,958
Accounts receivable, net of allowances of $757 and $807	33,086	42,335
Leasehold improvements and other fixed assets, net of accumulated depreciation and amortization of $5,142 and $4,181	972	1,832
Goodwill	71,898	71,898
Deferred financing costs	8,882	8,462
Other assets	6,043	8,540
Fair value of derivative instruments	2,674	951
Total assets	$1,800,978	$1,955,498

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Equipment purchases payable	$3,312	$27,224
Fair value of derivative instruments	61,799	95,224
Accounts payable and other accrued expenses	42,845	43,978
Net deferred income tax liability	112,895	73,565
Debt	1,161,298	1,351,036
Total liabilities	1,382,149	1,591,027

Stockholders’ equity:
Preferred stock, $.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 33,592,066 and 33,485,816 shares issued respectively	33	33
Treasury stock, at cost, 3,009,171 and 1,055,479 shares, respectively	(37,489)	(20,126)
Additional paid-in capital	398,016	396,478
Accumulated earnings (deficit)	58,253	(12,090)
Accumulated other comprehensive income	16	176
Total stockholders’ equity	418,829	364,471
Total liabilities and stockholders’ equity	$1,800,978	$1,955,498

TAL INTERNATIONAL GROUP, INC.

Consolidated Statements of Operations

(Dollars and shares in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenues:
Leasing revenues:
Operating leases	$67,647	$78,712	$288,759	$298,913
Finance leases	4,978	4,919	20,502	20,379
Total leasing revenues	72,625	83,631	309,261	319,292
Equipment trading revenues	5,989	22,592	39,693	95,394
Management fee income	616	774	2,629	3,136
Other revenues	177	1,052	954	2,170
Total revenues	79,407	108,049	352,537	419,992

Operating expenses (income):
Equipment trading expenses	5,603	19,932	37,538	84,216
Direct operating expenses	8,342	8,049	36,942	28,246
Administrative expenses	10,331	12,088	40,908	46,154
Depreciation and amortization	27,845	28,128	115,688	110,450
Provision for doubtful accounts	162	2,399	545	4,878
Net (gain) on sale of leasing equipment	(2,176)	(5,475)	(9,278)	(23,534)
Net (gain) on sale of container portfolios	—	—	(185)	(2,789)
Total operating expenses	50,107	65,121	222,158	247,621

Operating income	29,300	42,928	130,379	172,371

Other expenses (income):
Interest and debt expense (including write-off of deferred financing costs of $0, $0, $0 and $250.)	17,302	18,175	68,807	65,233
(Gain) on debt extinguishment	—	(23,772)	(14,130)	(23,772)
Unrealized (gain) loss on interest rate swaps	(12,569)	72,774	(35,152)	76,047
Total other expenses	4,733	67,177	19,525	117,508

Income (loss) before income taxes	24,567	(24,249)	110,854	54,863
Income tax expense (benefit)	8,550	(8,986)	39,268	19,067
Net income (loss)	$16,017	$(15,263)	$71,586	$35,796

Net income (loss) per common share — Basic	$0.53	$(0.47)	$2.31	$1.10
Net income (loss) per common share — Diluted	$0.52	$(0.47)	$2.30	$1.09

Weighted average number of common shares outstanding — Basic	30,413	32,497	31,021	32,573
Weighted average number of common shares outstanding — Diluted	30,529	32,497	31,072	32,693

Cash dividends paid per common share	$0.01	$0.4125	$0.04	$1.61

Non-GAAP Financial Measures

We use the terms “EBITDA”, “Adjusted EBITDA”, “Adjusted Pre-tax Income”, and “Adjusted Net Income” throughout this press release. EBITDA is defined as net income before interest and debt expense, income tax expense and depreciation and amortization, and excludes gains on debt extinguishments and unrealized gains /losses on interest rate swaps. Adjusted EBITDA is defined as EBITDA plus principal payments on finance leases.

Adjusted Pre-tax Income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted Pre-tax Income excludes gains on debt extinguishments and unrealized gains / losses on interest rate swaps. Adjusted Net Income is defined as net income further adjusted for the items discussed above, net of income tax.

EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted Pre-tax Income, and Adjusted Net Income are useful to an investor in evaluating our operating performance because:

• these measures are widely used by securities analysts and investors to measure a company’s operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, gains on debt extinguishments and unrealized gains / losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

•  these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•  these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and twelve months ended December 31, 2009 and 2008.

Additionally, we have provided reconciliations of income before income taxes and net income,  the most directly comparable GAAP measures to Adjusted Pre-tax Income and Adjusted Net Income in the tables below for the three and twelve months ended December 31, 2009 and 2008.

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA

(Dollars in Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net income(loss)	$16,017	$(15,263)	$71,586	$35,796
Add (subtract):
Depreciation and amortization	27,845	28,128	115,688	110,450
Interest and debt expense	17,302	18,175	68,807	65,233
Income tax expense (benefit)	8,550	(8.986)	39,268	19,067
(Gain) on debt extinguishment	—	(23,772)	(14,130)	(23,772)
Unrealized (gain) loss on interest rate swaps	(12,569)	72,774	(35,152)	76,047
EBITDA	57,145	71,056	246,067	282,821
Add:
Principal payments on finance leases	8,602	8,294	31,533	28,232
Adjusted EBITDA	$65,747	$79,350	$277,600	$311,053

TAL INTERNATIONAL GROUP, INC.

Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income

(Dollars in Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Income (loss) before income taxes	$24,567	$(24,249)	$110,854	$54,863
Add (subtract):
(Gain) on debt extinguishment	—	(23,772)	(14,130)	(23,772)
Unrealized (gain) loss on interest rate swaps	(12,569)	72,774	(35,152)	76,047
Adjusted pre-tax income	$11,998	$24,753	$61,572	$107,138

Net income	$16,017	$(15,263)	$71,586	$35,796
Add (subtract)(a):
(Gain) on debt extinguishment	—	(15,339)	(9,105)	(15,339)
Unrealized gain) loss on interest rate swaps	(8,114)	46,957	(22,652)	49,069
Adjusted net income	$7,903	$16,355	$39,829	$69,526

(a) All net income adjustments are reflected net of income taxes.